Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-199966

Dated June 9, 2015

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Strategy Quick Viewer

1 MONTH   3 MONTHS   6 MONTHS   1 YEAR   5 YEARS   ALL



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Strategy Level (Normalized)
year 92 1992
year 94 1994
year 96 1996
year 98 1998
year 00 2000
year 02 2002
year 04 2004
year 06 2006
year 08 2008
year 10 2010
year 12 2012
year 14 2014
Level Date

Chart	Index Name	Bloomberg Ticker	Level	Date	Month to Date Return	Year To Date Return	Return
●	J.P. Morgan Alternative Index Multi-Strategy 5 (U...	AIJPM5UE Index	98.21	05-Jun-2015	-0.55%	-0.88%	0.38%
●	JPMorgan Asia-Pacific Equity Rotator 5 Index	CIJPAER5 Index	99.95	05-Jun-2015	-0.65%	1.98%	-0.2%
●	JPMorgan Optimax Market-Neutral Index	CMDTOMER Index	95.76	05-Jun-2015	-1.33%	-7.75%	-7.9%
●	JPMorgan ETF Efficiente 5 Index	EEJPUS5E Index	127.55	08-Jun-2015	-1.09%	-1.28%	2.71%
●	JPMorgan Efficiente (USD) Index	EFJPUS8E Index	123.15	05-Jun-2015	-2.13%	-1.16%	-4.37%

Footnotes

level:

Level refers to the closing level of the index as of the trading day immediately preceding the date you have accessed this website.

Date:
Date refers to the first date in the relevant measurement period used to calculate the Return displayed on this web page.

Return:

Return is the trailing return of the applicable index over the custom period selected.

l W Return: is the trailing return of the applicable index over the past week.
There is no guarantee that the index will achieve the one week return in the future.

1M Return: is the trailing return of the applicable index over the past month.
There is no guarantee that the applicable index will achieve the one month return in the future.

3 Month Return: is the trailing return of the index over the past 3 month period ending in the last trading day immediately preceding the date. The 3
Month Return may be based on hypothetical, historical index levels and not actual index levels.

There is no guarantee that the Index will achieve the 3 Month Return in the future. Past performance is not indicative of future returns. 6 Month Return:
is the trailing return of the index over the past 6 month period ending in the last trading day immediately preceding the date. The 6 Month Return may be based on hypothetical, historical index levels and not actual index levels.
There is no guarantee that the Index will achieve the 6 Month Return in the future. Past performance is not indicative of future returns.

1 Year Return: is the trailing return of the index over the past 1 Year period ending in the last trading day immediately preceding the date. The 1 Year
Return may be based on hypothetical, historical index levels and not actual index levels. There is no guarantee that the Index will achieve the 1 Year
Return in the future. Past performance is not indicative of future returns.

3 Year Return:

The 3 Year Return is the trailing return of Index from the trading day that occurs on or immediately preceding the date occurring three years prior to the specified end date to the specified end date, provided that if the specified end date is today's date or not a trading day, to the trading day immediately preceding the specified end date [and is not annualized]. The 3 Year Return may be based on hypothetical, historical Index levels and not actual Index levels.
There is no guarantee that the Index will achieve the 3 Year Return in the future. Past performance is not indicative of future returns.

5Y Return: is the trailing return of index over the past 5 year period ending in the last trading day immediately preceding the date, and is not annualized.
The 5 Year Return may be based on hypothetical, historical index levels and not actual index levels. There is no guarantee that the Index will achieve the 5
Year Return in the future. Past performance is not indicative of future returns.

Normalized Index Performance:

Normalized Index Performance reflects the return of the applicable Index calculated from the []selected Start Date" to the "Selected End date[]
calculated arithmetically and not compounded. The Normalized Index Performance may be based on hypothetical, historical index levels and not actual index levels. There is no guarantee that the applicable index will outperform any other index or investment strategy displayed in the chart.

General Disclaimers

JPMorgan Chase and Co. ("J.P. Morgan") has filed a registration statement
(including a prospectus) with the Securities and Exchange Commission (the
'SEC") for any offerings to which these materials relate. Before you invest in any offering of securities by J.P. Morgan, you should read the prospectus in that registration statement, the prospectus supplement. as well as the particular product supplement, any relevant underlying supplement, the relevant term sheet or pricing supplement, and any other documents that J.P. Morgan will file with the SEC relating to such offering for more complete information about
J.P. Morgan and the offering of any securities. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov.
Alternatively, J.P. Morgan, any agent, or any dealer participating in the particular offering will arrange to send you the prospectus and the prospectus supplement, as well as any product supplement, underlying supplement and term sheet or pricing supplement, if you so request by calling toll[]free (800)
576[] 3529.

Investments in products linked to an Index require investors to assess several characteristics and risk factors that may not be present in other types of transactions. In reaching a determination as to the appropriateness of any proposed transaction, clients should undertake a thorough independent review of the legal, regulatory, credit, tax, accounting and economic consequences of such transaction in relation to their particular circumstances. This website contains market data from various sources other than us and our affiliates, and, accordingly, we make no representation or warranty as to the market data's accuracy or completeness. All information is subject to change without notice.

Use of Simulated Returns

Back-testing and other statistical analysis material that is provided in connection with the explanations of the potential returns of the products linked to the applicable Index use simulated analysis and hypothetical circumstances and may use assumptions not used in live index level calculations to estimate how it may have performed prior to its actual existence. The results obtained from such 'back-testing' information should not be considered indicative of the actual results that might be obtained from an investment or participation in a financial instrument or transaction referencing the applicable Index. J.P.
Morgan provides no assurance or guarantee that the products linked to the applicable Index will operate or would have operated in the past in a manner consistent with these materials. The hypothetical, back-tested, historical levels presented herein have not been verified by an independent third party, and such hypothetical, back-tested, historical levels have inherent limitations. Alternative simulations, techniques, modeling or assumptions might produce significantly different results and prove to be more appropriate.
Hypothetical back-tested results are neither an indicator nor guarantee of future returns. Actual results will vary, perhaps materially, from the simulated returns presented in this website.

IRS Circular 230 Disclosure

We and our affiliates do not provide tax advice. Accordingly, any discussion of
U.S. tax matters contained herein is not intended or written to be used, and can nor be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with J.P. Morgan of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties. Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.

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